UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 7)(1)

                       NETWORK-1 SECURITY SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64121N109
                               ------------------
                                 (CUSIP Number)

                           Wheatley Partners II, L.P.
                               80 Cuttermill Road
                              Great Neck, NY 11021
                            Telephone: (516) 773-1024

                                 With a copy to:

                             Michael R. Reiner, Esq.
                              Breslow & Walker, LLP
                                767 Third Avenue
                            New York, New York 10017
                            Telephone: (212) 832-1930
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                October 25, 2007
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.13d-7 for other parties to whom copies are to be sent.

                        (Continued on following page(s))

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Wheatley Partners II, L.P.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

             WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    0 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        0 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

             PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    556,983 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        556,983 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 556,983 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       2.4%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    197,512 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      1,881,384 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        197,512 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,881,384 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                2,078,896 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       8.9%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Barry Fingerhut

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    517,243 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        517,243 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 517,243 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       2.2%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

             PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    34,136 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      106,809 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        34,136 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        106,809 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 140,945 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0.6%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Jonathan Lieber

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    32,584 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      106,809 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        32,584 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        106,809 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 139,393 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      0.6%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Woodland Venture Fund

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

             WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    792,726 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        792,726 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 792,726 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       3.4%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Seneca Ventures

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    583,483 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        583,483 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 583,483 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       2.5%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          PF, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 United States

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    1,049 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      1,880,335 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        1,049 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,880,335 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,881,384 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       8.1%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Services Corp.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    0 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      1,376,209 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        0 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,376,209 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,376,209 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       5.9%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    309,316 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        309,316 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 309,316 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       1.3%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Brookwood Partners, L.P.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    194,810 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        194,810 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 194,810 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0.8%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Applegreen Partners

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    106,809 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        106,809 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 106,809 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0.5%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Partners, L.P.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      Delaware

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    0 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        0 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         Wheatley Foreign Partners, L.P.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          WC, OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      Delaware

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    0 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        0 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 64121N109                   13D
--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Partners, LLC

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a) |_|

                                                                  (b) |_|

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS* (SEE INSTRUCTIONS)

          OO

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               |_|

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      Delaware

--------------------------------- ----- ----------------------------------------

                                  7     SOLE VOTING POWER
           Number of                    0 shares
             Shares               ----- ----------------------------------------
          Beneficially
            Owned By              8     SHARED VOTING POWER
              Each                      0 shares
           Reporting              ----- ----------------------------------------
             Person
              With                9     SOLE DISPOSITIVE POWER
                                        0 shares
                                  ----- ----------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares

--------- ----------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           |_|
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0%

--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       OO

--------- ----------------------------------------------------------------------

         This statement, dated October 25, 2007, constitutes Amendment No. 7 to the Schedule 13D, dated November 12, 1998, regarding the reporting persons' ownership of certain securities of Network-1 Security Solutions, Inc. All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

ITEM 5.        Interests in Securities of the Issuer.

               Item 5 is hereby amended and restated as follows:

               (a) The following list sets forth the aggregate number and percentage (based on 23,198,057 shares of Common Stock outstanding as reported in the Issuer's Form 10-QSB for the quarter ended June 30, 2007), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 25, 2007:

                                                                                       Percentage of Shares of
                                                                                             Common Stock
Name                                   Shares of Common Stock Beneficially Owned(2)       Beneficially Owned
----                                   --------------------------------------------       ------------------

Wheatley Partners II, L.P.          0                                                             0%

Barry Rubenstein                    2,078,896(3), (4), (5), (6), (7), (8), (9)                   8.9%

Irwin Lieber                        556,983(10)                                                  2.4%

Barry Fingerhut                     517,243(11)                                                  2.2%

Seth Lieber                         140,945(3), (12), (13)                                       0.6%

Jonathan Lieber                     139,393(3), (13), (14)                                       0.6%

Woodland Venture Fund               792,726(5)                                                   3.4%

Seneca Ventures                     583,483(6)                                                   2.5%

Marilyn Rubenstein                  1,881,384(3), (5), (6), (7), (8), (9)                        8.1%

Woodland Services Corp.             1,376,209(3), (5), (6)                                       5.9%

Woodland Partners                   309,316(7)                                                   1.3%

Brookwood Partners, L.P.            194,810(9)                                                   0.8%

Applegreen Partners                 106,809(13)                                                  0.5%

Wheatley Partners, L.P.             0                                                             0%

Wheatley Foreign Partners, L.P.     0                                                             0%

Wheatley Partners, LLC              0                                                             0%

---------------
     (2) Includes shares of Common Stock issuable upon the exercise of the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, and the December 1999 Directors Option.

     (3)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities, except to the extent of his/her/its equity interest therein.

     (4) Includes 150,012 shares of Common Stock owned individually by Barry Rubenstein, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option and 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option.

     (5)  Includes 792,726 shares of Common Stock owned by Woodland Venture.

     (6)  Includes 583,483 shares of Common Stock owned by Seneca.

     (7)  Includes 309,316 shares of Common Stock owned by Woodland Partners.

     (8)  Includes 1,049 shares of Common Stock owned by Marilyn Rubenstein.

     (9)  Includes 194,810 shares of Common Stock owned by Brookwood.

     (10) Includes 509,483 shares of Common Stock owned individually by Irwin Lieber, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option and 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option.

     (11) Includes 517,243 shares of Common Stock owned individually by Barry Fingerhut.

     (12) Includes 34,136 shares of Common Stock owned individually by Seth Lieber.

     (13) Includes 106,809 shares of Common Stock owned by Applegreen Partners.

     (14) Includes 32,584 shares of Common Stock owned individually by Jonathan Lieber.

               (b) Barry Rubenstein, by virtue of being a general partner of Woodland Venture, Seneca, Woodland Partners and Brookwood, and the husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 1,881,384 shares of Common Stock, representing approximately 8.1% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 197,512 shares of Common Stock (including shares issuable upon the exercise of the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option and the December 1999 Directors Option), representing approximately 0.8% of the outstanding Common Stock.

               Irwin Lieber has sole power to vote and to dispose of 556,983 shares of Common Stock (including shares issuable upon the exercise of the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option and the December 1999 Directors Option), representing approximately 2.4% of the outstanding Common Stock.

               Barry Fingerhut has sole power to vote and to dispose of 517,243 shares of Common Stock, representing approximately 2.2% of the outstanding Common Stock.

               Seth Lieber, by virtue of being a general partner of Applegreen, may be deemed to have shared power to vote and to dispose of 106,809 shares of Common Stock, representing approximately 0.5% of the outstanding Common Stock. Seth Lieber has sole power to vote and to dispose of 34,136 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

               Jonathan Lieber, by virtue of being managing general partner of Applegreen, may be deemed to have shared power to vote and to dispose of 106,809 shares of Common Stock, representing approximately 0.5% of the outstanding Common Stock. Jonathan Lieber has sole power to vote and to dispose of 32,584 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

               Woodland Venture has sole power to vote and to dispose of 792,726 shares of Common Stock, representing approximately 3.4% of the outstanding Common Stock.

               Seneca has sole power to vote and to dispose of 583,483 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock.

               Marilyn Rubenstein has sole power to vote and to dispose of 1,049 shares of Common Stock, representing approximately 0.005% of the outstanding Common Stock, and by virtue of being an officer of Services and a general partner of Woodland Partners and Brookwood, may be deemed to have shared power to vote and to dispose of 1,880,335 shares of Common Stock, representing approximately 8.1% of the outstanding Common Stock.

               Services by virtue of being a general partner of Woodland Venture and Seneca, may be deemed to have shared power to vote and to dispose of 1,376,209 shares of Common Stock, representing approximately 5.9% of the outstanding Common Stock.

                  Woodland Partners has sole power to vote and to dispose of 309,316 shares of Common Stock, representing approximately 1.3% of the outstanding Common Stock.

               Applegreen  has  sole  power to vote and to  dispose  of  106,809 shares of Common Stock, representing approximately 0.5% of the outstanding Common Stock.

               Brookwood has sole power to vote and to dispose of 194,810 shares of Common Stock, representing approximately 0.8% of the outstanding Common Stock.

               (c) The following table sets forth the transactions in the securities of the Issuer by the Reporting Persons identified in Item 2 of this
Schedule 13D which were effected during the prior sixty days from October 25, 2007:

                                                                                Number Of
                                                      Sales Price Per      Shares of Common Stock
Name of Shareholder                    Sale Date           Share                   Sold
-------------------                    ---------      ---------------      ----------------------

Wheatley Partners, L.P.                 10/25/07           $1.75                  194,280

Wheatley Foreign Partners, L.P.         10/25/07           $1.75                  16,868

Wheatley Partners II, L.P.              10/25/07           $1.75                 1,280,207

Woodland Venture Fund                   10/25/07          $1.8717                 36,500

Seneca Ventures                         10/25/07          $1.8717                 36,500

Brookwood Partners                      10/25/07           $1.75                  100,000


         The sales of the shares of Common Stock of the Issuer described above were sold pursuant to open market sales.

               (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

               (e) Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated:  November 9, 2007

                                    WHEATLEY PARTNERS II, L.P.

                                    By: /s/ IRWIN LIEBER
                                        ----------------------------------------
                                        Irwin Lieber, a General Partner


                                    SENECA VENTURES

                                    By: /s/ BARRY RUBENSTEIN
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner


                                    WOODLAND VENTURE FUND

                                    By: /S/ BARRY RUBENSTEIN
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner


                                    WOODLAND SERVICES CORP.

                                    By: /s/ BARRY RUBENSTEIN
                                        ----------------------------------------
                                        Barry Rubenstein, President


                                    /s/ BARRY RUBENSTEIN
                                    --------------------------------------------
                                        Barry Rubenstein


                                    /s/ IRWIN LIEBER
                                    --------------------------------------------
                                        Irwin Lieber


                                    /s/ BARRY FINGERHUT
                                    --------------------------------------------
                                        Barry Fingerhut


                                    /s/ MARILYN RUBENSTEIN
                                    --------------------------------------------
                                        Marilyn Rubenstein


                                    /s/ SETH LIEBER
                                    --------------------------------------------
                                        Seth Lieber


                                    /s/ JONATHAN LIEBER
                                    --------------------------------------------
                                        Jonathan Lieber

                                   WOODLAND PARTNERS

                                   By: /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner


                                   APPLEGREEN PARTNERS

                                   By: /s/ JONATHAN LIEBER
                                       -----------------------------------------
                                       Jonathan Lieber, Managing General Partner


                                   BROOKWOOD PARTNERS, L.P.

                                   By: /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner


                                   WHEATLEY PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, the General
                                       Partner

                                   By: /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer


                                   WHEATLEY FOREIGN PARTNERS, L.P.

                                   By: Wheatley Partners, LLC, the General
                                           Partner

                                   By: /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer


                                   WHEATLEY PARTNERS, LLC

                                   By: /s/ BARRY RUBENSTEIN
                                       -----------------------------------------
                                       Barry Rubenstein, Chief Executive Officer



ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)